Exhibit 4.42

Equity Pledge Agreement

Ye Fen

Ye Fang

Ye Hong

Zhejiang Lishui Mengxiang Education Development Co., Ltd.

and

Zhejiang Mengxiang Consulting Services Co., Ltd.

April 20, 2022

This Equity Pledge Agreement (hereinafter referred to “this Agreement”) was entered into by the following Parties on April 20, 2022:

Party A: Ye Fen, a Chinese natural person; ID card number: ******************; Address: ******************

Party B: Ye Fang, a Chinese natural person; ID card number: ******************; Address：******************

Party C：Ye Hong, a Chinese natural person; ID card number: ******************; Address: ******************

(The above parties are collectively referred to as “Pledgors”.)

Party D: Zhejiang Lishui Mengxiang Education Development Co., Ltd., a limited liability company legally incorporated and existing under the laws of China; Unified Social Credit Code: 913311007315134241; Address: No. 818, Huayuan Road, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as the “Lishui Mengxiang”) and

Party E: Zhejiang Mengxiang Consulting Services Co., Ltd., a wholly foreign-owned enterprise legally incorporated and existing under the laws of China; Unified Social Credit Code: 91331100MA2E0B7832; Address: Room 102, 1F, No.227 Dayang North Road, Baiyun Street, Liandu District, Lishui City, Zhejiang Province (hereinafter referred to as the “Pledgee” or “WFOE”.)

(Each of the above parties is referred to as a “Party” and all parties are collectively referred to as the “Parties”.)

WHEREAS:

1. The Pledgors are the registered shareholders who hold 100% of the equities of Lishui Mengxiang (corresponding to the registered capital of RMB 11,200,000).

2. According to the provisions of the Contractual Agreements, Domestic Affiliates (as defined below) that the Pledgors directly and/or indirectly hold the equities shall pay the management and consulting services fees, technical service fees and other fees, repay the loan and perform relevant obligations to the Pledgee according to the relevant agreements.

3. As a guaranty for the performance of the Contractual Obligations (as defined below) by Domestic Affiliates and the Pledger and the settlement of the Secured Debt (as defined below), the Pledgors unconditionally and irrevocably agree to pledge all equities of the Lishui Mengxiang held by the Pledgors to the Pledgee and assign the priority which rank first for compensation with respect to the pledge equity to the Pledgee, and Lishui Mengxiang also agrees such equity pledge arrangements.

Therefore, after friendly negotiation, the Parties hereby agree as follows:

Article I. Definition and Interpretation

“Listing Company” means Lixiang Education Holding Co., Ltd., a limited liability company incorporated under the laws of the Cayman Islands on September 6, 2018.

“Lishui Mengxiang” means Zhejiang Lishui Mengxiang Education Development Co., Ltd, a limited liability company incorporated under the laws of PRC on August 17, 2001.

“Domestic Affiliates” means Zhejiang Lishui Mengxiang Education Development Co., Ltd. and the schools of the restricted education held by Zhejiang Lishui Mengxiang Education Development Co., Ltd., Qingtian Overseas Chinese International School.

“Business Cooperation Agreement” means the Business Cooperation Agreement signed by the Pledgee, Domestic Affiliates and the Lishui Mengxiang’s Shareholders upon the signing date of this Agreement, as amended from time to time.

“Exclusive Call Option Agreement” means the Exclusive Call Option Agreement signed by the Pledgee, the Lishui Mengxiang’s Shareholders and Domestic Affiliates signed on the signing date of this Agreement, as amended from time to time.

“Exclusive Technical Service and Business Consulting Agreement” means the Exclusive Technical Service and Business Consulting Agreement signed by the Pledgee and Domestic Affiliates on the date of signing this Agreement, as amended from time to time.

“Contractual Agreements” means the following agreements signed by two or all parties among the Lishui Mengxiang’s Shareholders, Domestic Affiliates and WFOE, including: the Business Cooperation Agreement, the Exclusive Call Option Agreement, the Equity Pledge Agreement, the Exclusive Technical Service and Business Consulting Agreement, the Loan Agreement, the Proxy Agreement for Shareholders, the Power of Attorney for Shareholders, the Proxy Agreement for School’s Sponsor and Council Members, the Powers of Attorney for School’s Sponsor, the Power of Attorney for School Council Members, including the amendments to the above agreements, and other agreements, contracts or instruments signed or issued from time to time by one or more Parties to ensure the fulfillment of the above agreements and signed or recognized by WFOE in writing.

“Contractual Obligations” means the obligations of the Pledgors and Domestic Affiliates under the Contractual Agreements (other than those dissolved or waived by the other Parties).

“Breach Event” means any of the following events: the breach of any Contractual Obligations by the Pledgors or Domestic Affiliates under Contractual Agreements, and any representations and warranties or other information under the Contractual Agreements presented by the Pledgors and Domestic Affiliates are or are proved to be false or misleading in any material respect, or any agreement in the Contractual Agreements become invalid or unfulfilled due to change of PRC laws and regulations, the promulgation of new PRC laws and regulations or any other reason, and the Parties fail to find an alternative arrangement.

“Secured Debts” means all direct, indirect, derivative losses and loss of predictable profits suffered by the Pledgee due to any Breach Event by the Pledgors or Domestic Affiliates (unless otherwise agreed in the specific Contractual Agreements), and all costs incurred by the Pledgee for compelling the Pledgor and Domestic Affiliates to perform their Contractual Obligations. The amount of such loss is decided by the Pledgee under the conditions allowed by PRC laws and at its absolute discretion. The Pledgors will be completely bound by it.

“Pledged Equity” means the equity of the Lishui Mengxiang that is legally owned by the Pledgors at the time of the entry into force of this Agreement and will be pledged to the Pledgee as a guaranty for the fulfillment of the Contractual Obligations by Domestic Affiliates and them, including but not limited to the current and future equity rights, interests, income, claims of all equities of the Lishui Mengxiang, and the current or future receivable payment and indemnity relating to all of their equities of Lishui Mengxiang, the profits, dividends and other payments allocated by the Lishui Mengxiang to the Pledgors from time to time, and the increased capital contribution and dividends as described in Article II, paragraph 5 of this Agreement.

“Effective Date of this Agreement” means this Agreement shall become effective on August 31, 2021 upon execution by the Parties.

Article II. Equity Pledge

1. The Pledgors unconditionally and irrevocably agree to pledge the Pledged Equity that they legally own and have the right to dispose of in accordance with the provisions of this Agreement to the Pledgee as a guaranty for performance of the Contractual Obligations and settlement of the Secured Debts. Lishui Mengxiang agrees the Pledgors to pledge the Pledged Equity to the Pledgee and give the Pledgee the priority which rank first for compensation with respect to the Pledged Equity in accordance with this Agreement.

2. The Pledgors promise that they will be responsible for recording the equity pledge arrangement under this Agreement (hereinafter referred to as the “Equity Pledge”) in the register of shareholders of Lishui Mengxiang when the conditions for pledge registration are met, and will register the Equity Pledge with the industrial and commercial registration authority of Lishui Mengxiang as soon as possible when the pledge registration conditions are met and bear all relevant expenses. Lishui Mengxiang promises that it will use its best effort to cooperate with the Pledgors to complete the foregoing business registration.

3. If there is any possibility that the Pledged Equity may significantly reduce in value, which is enough to jeopardize the rights of the Pledgee, the Pledgee may at any time represent the Pledgors to auction or sell the Pledged Equity, and make an agreement with the Pledgors to use the payment of the auction or sale to pay for the Secured Debts in advance or to deposit the payment to the notary office where the Pledgee locates (where any costs incurred shall be borne by the Pledgors).

4. In the event of any Breach Event, the Pledgee has the right to dispose of the Pledged Equity in the manner prescribed in Article IV of this Agreement.

5. With the prior written consent of the Pledgee, the Pledgors may increase the capital of Lishui Mengxiang. The amount of the increased capital contribution by the Pledgors to the Lishui Mengxiang shall also be deemed as the Pledged Equity under this Agreement, and the registration of equity pledge shall be conducted as soon as possible.

Article III. Release of Pledge

1. After full and complete fulfillment of all the Contractual Obligations of the Pledgors and Domestic Affiliates, the Pledgee shall, in accordance with the requirements of the Pledgors, release the pledge and cooperate with the Pledgors to cancel the Equity Pledge registration on the register of shareholders of the Lishui Mengxiang and the Equity Pledge registration of the industrial and commercial registration authority. The reasonable expenses arising from the release of pledge shall be borne by the Pledgors.

Article IV. Disposal of the Pledged Equity

1. The Pledgors, Lishui Mengxiang and the Pledgee agree that in the event of any Breach Event, after giving written notice to the Pledgors, the Pledgee shall have the right to exercise all relief rights in accordance with the provisions of PRC laws and regulations and the Contractual Agreements, and to deal with the Pledged Equity in one or more of the following ways:

a) Subject to the conditions permitted by PRC laws and regulations, the Pledgors shall, at the request of the Pledgee, transfer to the Pledgee and/or any other entity or individual designated by it all or part of the Pledged Equity they hold in Lishui Mengxiang with the minimum price permitted by PRC laws; the Pledgors also irrevocably promise that if the Pledgee or its designated assignee purchases all or part of the equities of Lishui Mengxiang with the consideration exceeding RMB Zero (0), the difference will be jointly borne by the Pledgors to fully compensate to the Pledgee or its designated entity.

b) Sell the Pledged Equity through auction or discount, and preferentially compensated from the sales price;

c) Under the premise of complying with laws and regulations, dispose the Pledged Equity in other means agreed by the Pledgors and the Pledgee.

2. The Pledgee has the right to appoint in writing its lawyers or other agents to exercise any and all of the foregoing rights, and the Pledgors or Lishui Mengxiang shall not raise objections.

3. The Pledgee has the right to deduct the reasonable expenses incurred in exercising any or all of the foregoing rights from the amount it obtains from the exercise of its rights.

4. The amount obtained by the Pledgee in exercising its rights shall be dealt in the following order:

a) Pay all costs incurred by the disposal of the Pledged Equity and the Pledgee’s exercise of its rights (including payment of the fees of its lawyers and agents);

b) Pay the taxes and fees payable for the disposal of the Pledged Equity; and

c) Repay the Secured Debts to the Pledgee;

If there is any balance after deducting the foregoing payment, the Pledgee shall return the balance to the Pledgors.

5. The Pledgee has the right to choose to exercise any default remedies that it enjoys at the same time or in succession. The Pledgee is not required to exercise other default remedies before exercising the auction or selling the Pledged Equity under this Agreement.

Article V. Fees and Expenses

1. All actual expenses incurred or related to the establishment, exercise and realization of the Equity Pledge under this Agreement, including but not limited to stamp duty, any taxes and fees, legal fees, etc., shall be borne by the Pledgors.

Article VI. Sustainability and No Waiver

1. The Equity Pledge established under this Agreement is a continuous guaranty and its validity shall remain in effect until the Contractual Obligations are fully fulfilled or the Secured Debts are fully settled. Lishui Mengxiang and the Pledgors shall take all actions to ensure the registration of the Equity Pledges remains effective during this period. The Pledgee’s grace of any default by the Pledgors or the delay of the Pledgee’s exercise of any of its rights under the Contractual Agreements shall not affect the Pledgee’s rights to request at any time thereafter the Pledgors or Domestic Affiliates to enforce the Contractual Agreements in accordance with the Contractual Agreements, or the rights of the Pledgee enjoyable due to the subsequent violation of the Contractual Agreements by the Pledgors or Domestic Affiliates.

Article VII. Representations and Warrants of the Pledgors

The Pledgors represent and warrant the following to Pledgee:

1. The Pledgor have full legal capacity to act, and can enter into this Agreement and assume legal obligations under this Agreement.

2. Lishui Mengxiang is a limited liability company formally established and validly existing under the laws of PRC, and is officially registered with the competent administrative department for industry and commerce. The registered capital of Lishui Mengxiang is RMB 11,200,000, which has been paid by the Pledgors.

3. All reports, documents and information provided by the Pledgors to the Pledgee prior to the entry into force of this Agreement, relating to the Pledgors and all matters required by this Agreement, are true, accurate and complete in all material aspects matters at the time of the entry into force of this Agreement.

4. All reports, documents and information provided by the Pledgors to the Pledgee after the entry into force of this Agreement, relating to the Pledgors and all matters required by this Agreement, are true, accurate and complete in all material aspects matters at the time they are provided.

5. At the time of the entry into force of this Agreement, the Pledgors are the sole legal owner of the Pledged Equity and have the right to dispose of the Pledged Equity. The ownership of the Pledged Equity is not subject to any dispute.

6. Except as disclosed to WFOE and or the encumbrances and the rights restrictions set on the equity as a result of the Contractual Agreements, the Pledged Equity does not have any other encumbrances or rights restrictions.

7. The execution and fulfillment of this Agreement by the Pledgors and the holding of the equities of Lishui Mengxiang by the Pledgors will not violate (i) any applicable laws, rules or judicial orders; (ii) any court judgment or arbitral award, any administrative decision, approval, permission; (iii) any agreement or document binding upon the Pledgors or its assets or establishing mortgage on its assets, will not result in the suspension, revocation, confiscation or expiration (with failure to renew) of any approval, license of the government department applicable to it.

8. The Pledged Equity may be legally pledged and transferred, and the Pledgors have sufficient rights and powers to pledge the Pledged Equity to the Pledgee in accordance with the provisions of this Agreement.

9. This Agreement shall be duly signed by the Pledgors and constitute legal, valid and binding obligations to the Pledgors from Effective Date of this Agreement.

10. All consent, permission, waiver, authorization of any third party required to sign this Agreement and perform the Equity Pledge under this Agreement have been obtained or processed, and will remain fully effective during the term of this Agreement.

11. The pledge under this Agreement constitutes the first ranking security interest with respect to the Pledged Equity.

12. There is no litigation, legal process or request in any court or arbitral tribunal to the Pledgors or its assets, or the Pledged Equity that are pending or may constitute threats as far as known to the Pledgors, and there is no litigation, legal process or request in any governmental institution or administrative agency to the Pledgors or its assets, or the Pledged Equity that are pending or may constitute threats known to the Pledgors, which may have an adverse effect on the economic status of the Pledgors or their abilities to perform their obligations under this Agreement.

13. The Pledgors warrant to the Pledgee that the foregoing representations and warranties will be true, accurate and complete and will be completely complied with at any time and in any case before the Contractual Obligations are fully performed or the Secured Debts are fully settled.

Article IIX. Representations and Warrants of Lishui Mengxiang

Lishui Mengxiang represents and warrants to the Pledgee as follows:

1. Lishui Mengxiang is a limited liability company incorporated and legally existing under the laws of the PRC with independent legal entity. It has full and independent legal status and legal capacity to sign, deliver and perform this Agreement, and can independently act as a litigation party.

2. All reports, documents and information provided by Lishui Mengxiang to the Pledgee prior to the entry into force of this Agreement, relating to the Pledged Equity and all matters required by this Agreement, are true, accurate and complete in all material aspects matters at the time of the entry into force of this Agreement.

3. All reports, documents and information provided by Lishui Mengxiang to the Pledgee after the entry into force of this Agreement, relating to the Pledged Equity and all matters required by this Agreement, are true, accurate and complete in all material aspects matters at the time they are provided.

4. This Agreement shall be duly signed by Lishui Mengxiang and constitute legal, valid and binding obligations to Lishui Mengxiang from Effective Date of this Agreement.

5. Lishui Mengxiang has full internal power and authority to enter into and deliver this Agreement and all other documents it shall sign relating to the transactions described in this Agreement, and have full power and authority to complete the transactions described in this Agreement. All consent, permission, waiver, authorization of any third party required to sign this Agreement and perform the Equity Pledge under this Agreement have been obtained or processed, and will remain fully effective during the term of this Agreement.

6. The execution and performance of this Agreement by Lishui Mengxiang will not violate (i) any applicable laws, rules or judicial orders; (ii) any court judgment or arbitral award, any administrative agency’s decision, approval, permission; (iii) any agreement or document binding upon Lishui Mengxiang or its assets or establishing mortgage on its assets, will not result in the suspension, revocation, confiscation or expiration with failure to renew of any approval, license of the government department applicable to it.

7. There is no litigation, legal process or request in any court or arbitral tribunal to Lishui Mengxiang or its assets that are pending or may constitute threats as far as known to Lishui Mengxiang, and there is no litigation, legal process or request in any governmental institution or administrative agency to Lishui Mengxiang or its assets that are pending or may constitute threats known to Lishui Mengxiang, which may have an adverse effect on the economic status of Lishui Mengxiang or the Peldgors’ abilities to perform their obligations and guarantee liability under this Agreement.

8. Lishui Mengxiang warrants to the Pledgee that the foregoing representations and warranties will be true, accurate and complete and will be completely comply with at any time and in any case before the Contractual Obligations are fully performed or the Secured Debts are fully settled.

Article IX. Covenants of the Pledgors

The Pledgors covenant to the Pledgee as follows:

1. Without the prior written consent of the Pledgee, the Pledgors shall not establish any new pledge or encumbrance on the Pledged Equity, nor shall they set and/or allow to set any new pledge or other encumbrances/restrictions on the equities of Domestic Affiliates directly and/or indirectly held by them.

2. Without the prior written notice to the Pledgee and its prior written consent, the Pledgors shall not transfer the Pledged Equity, and all acts proposed to transfer the Pledged Equity are invalid. With or without the Pledgee’s prior written consent, the corresponding amount acquired by the Pledgors from the third party for transferring the Pledged Equity shall be owned by the Pledgee, and the Pledgee shall have the right to directly request the third party to pay the corresponding amount. The Pledgors shall provide all necessary assistance in this regard.

3. When any legal proceedings, arbitration or other request occurs, which may have an adverse effect on the interests of the Pledgors or Pledgee under the Contractual Agreements or Pledged Equity, the Pledgors covenant that they will notify the Pledgee as soon as possible and in a timely manner, and, in accordance with the reasonable requirements of the Pledgee, take all necessary measures to ensure the Pledgee’s pledge rights to the Pledged Equity.

4. The Pledgors shall not engage in or permit any behaviors or actions that may adversely affect the Pledgee’s interest under the Contractual Agreements or the Pledged Equity. The Pledgors waive the pre-emptive right when the Pledged Equity is realized by the Pledgee and agree to the relevant equity transfer.

5. The Pledgors covenant to, at the reasonable requirements of the Pledgee, take all necessary measures and sign all necessary documents (including but not limited to the supplemental agreement of this Agreement) to ensure the Pledgee’s pledge rights to the Pledged Equity and the implementation and exercise of such rights.

6. In the event of any transfer of the Pledged Equity arising from the exercise of the pledge under this Agreement, the Pledgors shall undertake to take all measures to realize such equity transfer.

The Pledgors, as direct and/or indirect rights holders of Domestic Affiliates, from Effective Date of this Agreement, further covenant the following:

1. Without the prior written consent of the Pledgee, the Pledgors will not sell, assign, transfer or otherwise dispose of the interests of Domestic Affiliates they directly and/or indirectly hold, and will not set any encumbrance on the interests of Domestic Affiliates they directly and/or indirectly hold at any time from Effective Date of this Agreement; with or without the written consent of the Pledgee, the corresponding amount acquired by the Pledgors from the third party for selling, assigning, transferring or otherwise disposing of the interests of Domestic Affiliates they directly and/or indirectly hold shall be owned by the Pledgee, and the Pledgee shall have the right to directly request the third party to pay the corresponding amount. The Pledgors shall provide all necessary assistance in this regard.

2. Without the prior written consent of the Pledgee, the Pledgors shall not increase or decrease the registered capital and the sponsor’s capital contribution of Domestic Affiliates or agree to increase or decrease the aforementioned registered capital and the sponsor’s capital contribution.

3. Without the prior written consent of the Pledgee, the Pledgors shall not agree or procure the separation of Domestic Affiliates or merge with other entities.

4. Without the prior written consent of the Pledgee, the Pledgors shall not dispose or procure the management of Domestic Affiliates to dispose of any assets of Domestic Affiliates, except that Domestic Affiliates may prove that the relevant asset disposal is necessary for its daily business operations, the value of the assets involved in the individual transaction does not exceed RMB 100,000, and the total amount does not exceed RMB 300,000 within one year.

5. Without the prior written consent of the Pledgee, the Pledgors shall not terminate or procure the management of Domestic Affiliates to terminate any material agreement entered into by Domestic Affiliates, or enter into any other agreement that conflicts with the existing material agreements. The aforementioned “material agreements” refer to a single agreement with a total amount of more than RMB 100,000, a series of agreements with a total amount of more than RMB 300,000 within one year, or the Contractual Agreements and/or any agreements similar in nature or content to Contractual Agreements.

6. Without the prior written consent of the Pledgee, the Pledgors shall not procure Domestic Affiliates to enter into transactions that may materially affect the assets, liabilities, business operations, equity structure and other legal rights of Domestic Affiliates (excluding the transaction produced in the normal or daily business processes of Domestic Affiliates and the amount of such single transaction does not exceed RMB 100,000 and the total amount does not exceed RMB 300,000 within one year, or has been disclosed to the Pledgee and for which the written consent of the Pledgee has been obtained).

7. Without the prior written consent of the Pledgee, the Pledgors shall not procure or agree Domestic Affiliates to announce the distribution of or actually distribute any distributable profits and/or reasonable return, or to agree to the foregoing distribution; any profits distribution and/or reasonable return in violation of the foregoing provisions shall be vested to the Pledgee from the beginning unconditionally and without compensation, and the Pledgee shall have the right to require to return/pay the full amount to the Pledgors.

8. Without the prior written consent of the Pledgee, the Pledgors shall not procure or agree Domestic Affiliates to amend their articles of association.

9. Without the prior written consent of the Peldgee, the Pledgors shall ensure that no Domestic Affiliates lend or borrow loans, or to provide guarantees or other forms of security, or to assume any material obligations outside of normal business activities; the aforementioned “material obligations” refer to any obligation under which any Domestic Affiliates is required to pay more than RMB 100,000, or the total amount more than RMB 300,000 within one year , or that restricts and/or obstructs Domestic Affiliates from fulfilling their obligations under the Contractual Agreements, or restricts and/or prohibits the financial and business operations of Domestic Affiliates, or that may cause changes in the equity structure of Domestic Affiliates.

10. It must use its best efforts to procure Domestic Affiliates to develop their business and guarantee the legal and compliance operations, and will not carry out any actions or omissions that may damage the assets, goodwill or affect the validity of business licenses of Domestic Affiliates.

11. Before transferring the equities of Domestic Affiliates to Domestic Affiliates Equity Purchaser (as defined in the Exclusive Call Option Agreement), all the documents necessary for owning and maintaining the equities of Domestic Affiliates shall be signed without affecting the Proxy Agreement for Shareholders and the Proxy Agreement for School’s Sponsors and Council Members.

12. In relation to the equity transfer of Domestic Affiliates to Domestic Affiliates Equity Purchaser, the Pledgors shall sign all the required documents and take all necessary actions.

13. If fulfillment of Domestic Affiliates’ obligations under the Contractual Agreements requires the Pledgors to take any action as the direct and/or indirect equity holder of Domestic Affiliates, the Pledgors shall take all actions to cooperate with Domestic Affiliates in fulfilling the obligations stipulated in this Agreement.

14. Within the authority as a direct and/or indirect shareholder of Domestic Affiliates, without prejudice to the Contractual Agreements, the Pledgors shall procure the directors/Council Members appointed by them to exercise all their rights in Domestic Affiliates in accordance with the provisions of this Agreement, so that Domestic Affiliates may fulfill their obligations set out in this Agreement; if any director/Council Members fails to exercise his rights as stated above, such director/Council Members shall be immediately removed from the board.

15. The Pledgors shall provide the Pledgee with the financial statements of the previous quarterly calendar of Domestic Affiliates within the first month of each quarterly calendar, including (but not limited to) the balance sheet, income statement and cash flow statement.

Article X. Covenants of Lishui Mengxiang

As the target company of the pledge of equity, Lishui Mengxiang promises to the Pledgee as follows:

1. Without the prior written consent of the Pledgee, Lishui Mengxiang will not assist or permit the Pledgors to establish any new pledge or any other encumbrance/restriction on the Pledged Equity, nor will they assist or permit the Pledgors to set any new pledge or any other encumbrances/restrictions on the equity interest of Domestic Affiliates they directly and/or indirectly hold.

2. Without the prior written consent of the Pledgee, Lishui Mengxiang will not assist or permit the Pledgors to transfer the Pledged Equity, nor will it assist the Pledgors to transfer the equity interest of Domestic Affiliates they directly and/or indirectly hold.

3. When any legal proceedings, arbitration or other request occurs, which may have an adverse effect on the interests of the Pledged Equity or Pledgee under the Contractual Agreements, Lishui Mengxiang covenant that it will notify the Pledgee as soon as possible and in a timely manner, and, in accordance with the reasonable requirements of the Pledgee, take all necessary measures to ensure the Pledgee’s pledge rights to the Pledged Equity.

4. Lishui Mengxiang shall not engage in or permit any behaviors or actions that may adversely affect the Pledgee’s interest under the Contractual Agreements or the Pledged Equity.

5. Lishui Mengxiang covenants to, at the reasonable requirements of the Pledgee, take all necessary measures and sign all necessary documents (including but not limited to the supplemental agreement of this Agreement) to ensure the Pledgee’s pledge rights to the Pledged Equity and the implementation and exercise of such rights.

6. In the event of any transfer of the Pledged Equity arising from the exercise of the pledge under this Agreement, Lishui Mengxiang shall undertake to take all measures to realize it.

Article XI. Changed Circumstances

1. Without contravention of other terms of the Contractual Agreements, if at any time, due to the enactment or revision of any PRC laws, regulations or rules, or due to the amendment of the interpretation or application of such laws, regulations or rules, or due to changes in the registration process, that the Pledgee believes that the maintenance of this Agreement in force and/or the disposal of the Pledged Equity in the manner stipulated in this Agreement become illegal or violate such laws, rules and regulations, the Pledgors and Lishui Mengxiang shall immediately, in accordance with the Pledgee’s written instructions and the reasonable requirements of the Pledgee, take the action and/or sign any agreement or other document, in order to:

a) keep this Agreement valid;

b) dispose of the Pledged Equity in the manner prescribed in this Agreement; and/or

c) maintain and realize the security established or intend to be established by this Agreement.

Article XII. Term

1. This Agreement shall become effective on August 31, 2021 upon execution by the Parties.

2. The term of this Agreement shall remain in effect until the Contractual Obligations are fully fulfilled or the Secured Debts are fully settled. If a Party’s operating period expires within the validity period of this Agreement, the Party is obliged to apply to the competent authority for an extension of the business period in a timely manner, and shall ensure that the business license after the extension of the operating period is obtained before the expiration of the operating period. The Pledgee may terminate this Agreement unilaterally after notice in thirty (30) days advance. Unless otherwise stipulated by law, in any case, neither Lishui Mengxiang nor the Pledgors has the right to terminate or dissolve this Agreement unilaterally.

Article XIII. Confidentiality

1. The Parties acknowledge and determine that any oral or written information exchanged with respect to this Agreement is confidential. All parties shall keep all such information confidential and shall not disclose any relevant information to any third party without the prior written consent of other Parties, except in the following cases:

a) The public is aware of or will be aware of such information (not due to disclosure to the public by the recipients without consent);

b) Information required to be disclosed in accordance with the applicable laws and regulations, the rules and regulations of stock exchange; or

c) Information required to be disclosed by any party to its legal or financial adviser for the transactions described in this Agreement, and the legal or financial adviser is also subject to confidentiality obligations similar to these terms.

2. The leak of confidential information by the staff or the institution it employs shall be deemed to be the leak of confidential information by such Party, and such Party shall be liable for breach in accordance with this Agreement.

3. The Parties agree that Article 13 of this Agreement will continue to be effective irrespective of whether this Agreement is invalid, altered, dissolved, terminated or not enforceable.

Article XIV. Force Majeure

1. If the liability of the Parties under this Agreement shall not be fulfilled due to the event of force majeure, and the liabilities under this Agreement will be waived within the scope of force majeure. For the purposes of this Agreement, force majeure events include only natural disasters, storms, tornadoes and other weather conditions, strikes, closures/shutdowns or other industry issues, wars, riots, conspiracy, enemy acts, terrorist acts or violent acts of criminal organizations, blockades, serious illnesses or plagues, earthquakes or other crustal movements, floods and other natural disasters, bomb explosions or other explosions, fires, accidents, or government actions that result in failure to comply with this Agreement.

2. In the event of a force majeure event, the Party affected by the force majeure event shall endeavor to reduce and remove the effects of the force majeure event and assume the responsibility of performing the delayed and blocked obligations under the Agreement. After the event of force majeure is lifted, the Parties agree to continue to perform this Agreement as far as possible.

3. In the event of a force majeure event that may result in delays, prevention or threats to delay or prevent the performance of this Agreement, the relevant Parties shall notify the other Parties in writing and provide all relevant information.

Article XV. Miscellaneous

1. The Parties agree that, to the extent permitted under the PRC Laws, the Pledgee shall have the right to designate other Persons (such as the foreign-invested enterprise established by the Listing Company in the PRC) acknowledged by the Listing Company to execute and perform an agreement with the other Parties hereto whose terms and conditions shall be the same as or similar to the terms and conditions of Contractual Agreements, and the other Parties hereto shall provide unconditional cooperation and support, and this Agreement shall automatically terminate from the effective date of foregoing agreement.

2. Where permitted by PRC law, the Pledgee may transfer its rights and obligations under this agreement to other third parties as needed. The Pledgee only needs to send a written notice to the other parties when the transfer occurs, and there is no need to obtain the consent of the Pledgor or Lishui Mengxiang for the transfer. The Pledgor or Lishui Mengxiang shall not transfer its rights, obligations or responsibilities under this agreement to any third party without the prior written consent of the Pledgee. The successor of the Pledgee and Lishui Mengxiang or the authorized transferee (if any) shall continue to perform their respective obligations under this agreement.

3. The amount of the secured obligation recognized by the Pledgee in exercising its pledge of the Pledged Equity in accordance with the provisions of this Agreement shall be the final evidence of the secured obligation under this Agreement.

4. The conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes shall be in accordance with PRC laws.

5. Any dispute or claim arising out of or in connection with this Agreement or the performance, interpretation, breach, termination or validity of this Agreement shall be settled through friendly negotiation. The negotiation shall begin after the written negotiation request for a specific statement of the dispute or claim has been sent to the other Party.

6. If the dispute cannot be resolved within thirty (30) days of the delivery of the above notice, either party shall have the right to submit the dispute to arbitration for settlement. The parties agree to submit the dispute to the China International Economic and Trade Arbitration Commission in Beijing for an arbitral award in accordance with the arbitration rules in force at that time. The arbitral award is final and is legally binding on all parties. The arbitration commission is entitled to award compensate the Pledgee for the losses caused by the other parties’ breach of this agreement in respect of the equity interests, property rights or other assets of Lishui Mengxiang, or to issue corresponding injunctions (for the need of conducting business or compulsory transfer of assets), or adjudication of the dissolution and liquidation of Lishui Mengxiang. After the arbitration award takes effect, either party has the right to apply to the court with jurisdiction to enforce such arbitration award.

7. Upon the request of a party to the dispute, a court of competent jurisdiction shall have the power to grant interim relief to support the conduct of the arbitration before the lawful constitution of the arbitral tribunal or in appropriate circumstances, such as through the detention or freezing of judgments or rulings on the equity interests, property interests or other assets held by the breaching party. In addition to the courts of China, the courts of Cayman Islands, the court where the main assets of the Listing Company are located, and the court where the main assets of Domestic Affiliates are located shall also be deemed to have jurisdiction for the above purposes.

8. During the arbitration period, in addition to the disputes submitted to the arbitration, the Parties to this Agreement shall continue to perform their other obligations under this Agreement.

9. Any rights, powers and remedies given to the Parties under any provision of this Agreement shall not exclude any other rights, powers or remedies that the Party may have in accordance with the laws and other terms of this Agreement. The exercise of one party of its rights, powers and remedies shall not exclude the exercise of other rights, powers and remedies available to such Party.

10. The failure to exercise or delay the exercise of any of its rights, powers and remedies (hereinafter refer to as the “Such Rights”) under this Agreement or the laws, a Party shall not result in the waiver of Such Rights. The waiver of any single or part of Such Rights of such Party shall not exclude such Party from exercise of Such Rights in other ways and the exercise of other rights of such party.

11. The headings of each article hereof are for reference only, and in no event shall such headings be used for or affect the interpretation of the articles hereof.

12. Each of the terms of this Agreement may be divided and independent of each other term. If at any time any one or more of the terms of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement shall not affected.

13. Through negotiations among the Parties and approved by the shareholder (or shareholders’ meeting) of the Pledgee, the Parties may modify or supplement this Agreement and take all necessary steps and actions, and bear the corresponding expenses, so that any modification or supplement can be legally valid. This Agreement shall be binding on the lawful successors of the Parties. If National Association of Securities Dealers Automated Quotation (hereinafter referred to as “NASDAQ”), American Stock Exchange or other regulatory authorities make any amendments to this Agreement, or listing rules or related requirements of NASDAQ produce any changes related to this Agreement, the Parties shall revise this Agreement accordingly.

14. The Parties confirm that all equity in Lishui Mengxiang pledged by the Pledgors to the WFOE in October 2018 shall remain as as a guaranty for performance of the Contractual Obligations and settlement of the Secured Debts by the Domestic Affiliates and the Pledgors, so there shall be no need to go through relevant industrial and commercial procedures such as change in the pledge or cancellation/new registration of equity pledge.

15. After effectiveness of this Agreement, this Agreement shall supersede the Equity Pledge Agreement entered into by the Parties on October 13, 2018 and the Supplemental Agreement of the Equity Pledge Agreement entered into by the Parties on November 29, 2018.

16. This agreement is drafted in Chinese language in five counterparts, each of which shall be held each Party to this Agreement and has the same legal effect. If there is any inconsistency or conflict between the English translated version and the Chinese version, the Chinese version shall prevail.

(Signature Page Follows)

(This page is the signature page of the Equity Pledge Agreement, and is left blank intentionally.)

Zhejiang Mengxiang Consulting Service Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Zhejiang Lishui Mengxiang Education Development Co., Ltd. (seal)

Signature of legal representative/authorized representative:

/s/

Ye Fen

/s/

Ye Fang

/s/

Ye Hong

/s/